Exhibit 23.21

Consent of Independent Auditor

The Board of Directors:

We agree to the inclusion of our report dated May 4, 2007 with respect to the financial statements of Bay Area Veterinary Specialists, Inc. (formerly East Bay Veterinary Specialists) as of and for the quarter ended March 31, 2007, and the years ended December 31, 2006, 2005 and 2004 in the S-4 filing of Echo Healthcare Acquisition Corp. dated July 24, 2007.

This consent should not be regarded as updating the aforementioned report or representing that we performed any procedures subsequent to the date of such report.

/s/ ECKHOFF ACCOUNTANCY CORPORATION

ECKHOFF ACCOUNTANCY CORPORATION

San Rafael, California
July 24, 2007